EXHIBIT 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

Southern California Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common stock, no par value per share	457(f)(1)	14,639,008	N/A	$203,628,595.30	0.0001476	$30,055.58
Total Offering Amounts					$203,628,595.30		$30,055.58
Total Fee Offsets							—
Net Fee Due							$30,055.58

(1)	Represents the maximum number of shares of Southern California Bancorp common stock which could be issued in the merger with California BanCorp based upon the fixed exchange ratio set forth in the Agreement and Plan of Merger and Reorganization dated as of January 30, 2024.

(2)	Estimated solely for the purposes of calculating the registration fee and computed pursuant to Rule 457(c) and 457(f)(1) of the Securities Act. The proposed maximum aggregate offering price is equal to the product of (a) $13.91 (Southern California Bancorp’s closing stock price on May 13, 2024).